UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 10, 2009

ActiveCare, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53570 (Commission File Number)	87-0578125 (IRS Employer Identification No.)

5059 West 2100 South, Salt Lake City, Utah 84120
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 974-9474

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Agreement.

On September 10, 2009, ActiveCare, Inc. (the “Company” or “ActiveCare”) entered into an agreement to acquire all of the issued and outstanding shares of HG Partners, Inc., a Nevada corporation formerly known as Solutions Mechanical, Inc. (“HG Partners”).  HG Partners has no operating assets or revenues.  All of the issued and outstanding shares of HG Partners were owned by Gemini Master Fund, LTD and Harborview Master Fund, LP.  Each of these former HG Partners shareholders received 420,000 shares of ActiveCare common stock in exchange for their HG Partners shares.  As a result of this transaction, HG Partners will be a wholly owned subsidiary of ActiveCare.  Prior to the acquisition of HG Partners by the Company, the operating assets and all liabilities of HG Partners were spun off to an entity owned and controlled by Jeffrey Thompson, the former Chief Executive Officer of HG Partners.  A copy of the merger agreement is included with this report under Item 9.01(d).

Item 3.02 Unregistered Sales of Equity Securities.

On September 10, 2009, ActiveCare sold 571,429 shares of its newly designated Series A Convertible Preferred Stock (the “Series A Preferred”).  The aggregate purchase price of the preferred shares was $1,000,000 or $1.75 per share.  The purchasers of the Series A Preferred shares were Gemini Master Fund, LTD and Harborview Master Fund, LP.  The purchasers also received common stock purchase warrants to purchase 571,429 shares of ActiveCare common stock at a price of $1.75 per share and 571,429 shares of ActiveCare common stock at $2.25 per share.  A copy of the Stock Purchase Agreement is included with this report as an exhibit under Item 9.01(d).

The rights and preferences of the Series A Preferred are as contained in the Designation of Rights and Preferences of the Series A Convertible Preferred Stock of ActiveCare, Inc. (the “Designation”) filed with the Secretary of State of Delaware by the Company on September 10, 2009.

A total of 1,000,000 preferred shares were designated as Series A Convertible Preferred Stock.  The Series A Preferred rank senior to all other classes and series of equity securities of the Company.  Holders of the Series A Preferred are entitled to receive dividends annually at 8 percent of the stated value of the Series A Preferred.  Dividends are payable in cash or, subject to certain conditions, in shares of the Company’s common stock.

The Series A Preferred is convertible to common stock of the Company at the price of $1.75 per share, subject to adjustment under conditions enumerated in the Designation.  The right of conversion is subject to the limitation that at no time may a holder of shares of the Series A Preferred convert  if the number of shares of common stock to be issued pursuant to such conversion would cause the number of shares of common stock owned by such holder and its affiliates at such time to exceed, when aggregated with all other shares of common stock owned by such holder and its affiliates at such time, the number of shares of common stock which would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of common stock of the Company.

The holders of the Series A Preferred may require the Company to redeem their preferred shares under certain conditions after twelve months and upon the occurrence of certain triggering events as described in the Designation at a price that is equal to 125 percent of the stated value of the Series A Preferred or in the event of a major transaction as set forth in the Designation.  The holders may also require redemption of the Series A Preferred in the event of a major transaction involving the Company, as described more fully in the Designation.

Holders of the Series A Preferred may vote their preferred shares on an as-converted basis with the common stock of the Company.  The Company has agreed to file a registration statement under the Securities Act of 1933 (the “Registration Statement”) covering the issuance of shares of the Company’s common stock issuable upon conversion of the Series A Preferred as well as shares issuable in payment of dividends upon the Series A Preferred.  The Registration Statement will also cover the shares of the Company’s common stock underlying the Warrants issued in connection with the sale of the Series A Preferred.

The offer and sale of the Series A Preferred were not registered under the Securities Act of 1933, in reliance upon exemptions from registration available for private sales of securities under Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act.  The purchasers of the Series A Preferred shares are accredited investors.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 10, 2009, ActiveCare filed an amendment to its Certificate of Incorporation to include the Rights and Preferences of the Series A Convertible Preferred Stock of ActiveCare, Inc., designating 1,000,000 shares of previously authorized shares of preferred stock as its Series A Convertible Preferred Stock.  A brief description of the rights and preferences of the Series A Preferred is included in Item 3.02, above.  A copy of the Designation is included with this report under Item 9.01(d).

Item 9.01

(d)  Exhibits.

Exhibit No.	Description
2	Agreement for the Acquisition of HG Partners, Inc. dated September 10, 2009.
3(i)	Designation of Rights and Preferences of the Series A Convertible Preferred Stock of ActiveCare, Inc. filed September 10, 2009
4(i)	Class A Warrant to Purchase Common Stock of ActiveCare, Inc.
4(ii)	Class B Warrant to Purchase Common Stock of ActiveCare, Inc.
10(i)	Series A Convertible Preferred Stock Purchase Agreement dated September 10, 2009
99(i)	Press Release dated September 11, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ActiveCare, Inc.

By:	/s/ Michael G. Acton
Michael G. Acton, Chief Financial Officer

Date: September 11, 2009